Exhibit 99.1

For release: May 8, 2020

Contact: Brian F. Kidd, SVP/Controller

Phone: (615) 890-2020

NHC Reports First Quarter 2020 Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues for the quarter ended March 31, 2020 totaled $256,124,000 compared to $248,285,000 for the quarter ended March 31, 2019, an increase of 3.2%.

For the quarter ended March 31, 2020, the reported GAAP net loss attributable to NHC was $26,852,000 compared to a GAAP net income attributable to NHC of $21,269,000 for the first quarter of 2019. Excluding the unrealized gains and losses in our marketable equity securities portfolio and other non-GAAP adjustments, adjusted net income for the quarter ended March 31, 2020 was $17,070,000 compared to $16,951,000 for the first quarter of 2019 (*). For the quarter ended March 31, 2020, the reported GAAP diluted loss per share was $1.76, with the adjusted diluted earnings per share being a positive $1.11 (*).

(*) -      See the tables below that provide a reconciliation of GAAP to non-GAAP items.

About NHC

NHC affiliates operate for themselves and third parties 75 skilled nursing facilities with 9,513 beds. NHC affiliates also operate 25 assisted living communities, five independent living communities, one behavioral health hospital and 35 homecare programs. NHC’s other services include Alzheimer’s and memory care units, hospice services, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. Therefore, the Company believes this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.

-more-

Consolidated Statements of Income

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31
	2020	2019
	(unaudited)
Revenues:
Net patient revenues	$244,095	$236,111
Other revenues	12,029	12,174
Net operating revenues	256,124	248,285

Costs and expenses:
Salaries, wages and benefits	147,469	141,388
Other operating	71,668	69,432
Facility rent	10,332	10,238
Depreciation and amortization	10,438	10,517
Interest	412	926
Total costs and expenses	240,319	232,501

Income from operations	15,805	15,784

Non-operating income	8,146	6,001
Unrealized gains/(losses) on marketable equity securities	(60,392)	6,838

Income/(loss) before income taxes	(36,441)	28,623
Income tax (provision)/benefit	9,625	(7,392)
Net income/(loss)	(26,816)	21,231

(Income)/loss attributable to noncontrolling interest	(36)	38

Net income/(loss) attributable to National HealthCare Corporation	$(26,852)	$21,269

Net income/(loss) per common share
Basic	$(1.76)	$1.39
Diluted	$(1.76)	$1.39

Weighted average common shares outstanding
Basic	15,294,777	15,256,189
Diluted	15,294,777	15,324,125

Dividends declared per common share	$0.52	$0.50

Balance Sheet Data	March 31	Dec. 31
(in thousands)	2020	2019
	(unaudited)

Cash, cash equivalents and marketable equity securities	$161,553	$202,787
Restricted cash, cash equivalents and marketable debt securities	162,499	158,082
Current assets	306,682	341,053
Property and equipment, net	540,620	535,430
Total assets	1,256,307	1,286,648
Current liabilities	217,982	194,763
NHC stockholders' equity	742,562	778,593

-more-

Selected Operating Statistics
	Three Months Ended
	March 31
	2020	2019
	(unaudited)
Skilled Nursing Per Diems:
Medicare	$506.02	$461.50
Managed Care	402.78	395.50
Medicaid	201.09	195.89
Private Pay and Other	251.61	245.76

Average Skilled Nursing Per Diem	$279.07	$272.40

Skilled Nursing Patient Days:
Medicare	105,543	112,854
Managed Care	61,556	62,427
Medicaid	344,526	318,286
Private Pay and Other	171,307	175,356

Total Skilled Nursing Patient Days	682,932	668,923

The tables below provide reconciliations of GAAP to non-GAAP items (in thousands, except per share amounts):

	Three Months Ended
	March 31
	2020	2019
	(unaudited)

Net income/(loss) attributable to National Healthcare Corporation	$(26,852)	$21,269
Non-GAAP adjustments
Unrealized (gains)/losses on marketable equity securities	60,392	(6,838)
Operating results for newly opened facilities not at full capacity (1)	203	595
Gain on acquisition of equity method investment	(1,707)	-
Stock-based compensation expense	466	424
Income tax (benefit)/provision on non-GAAP adjustments	(15,432)	1,501
Non-GAAP Net income	$17,070	$16,951

GAAP diluted earnings/(loss) per share	$(1.76)	$1.39
Non-GAAP adjustments
Unrealized (gains)/losses on marketable equity securities	2.92	(0.33)
Operating results for newly opened facilities not at full capacity (1)	0.01	0.03
Gain on acquisition of equity method investment	(0.08)	-
Stock-based compensation expense	0.02	0.02
Non-GAAP diluted earnings per share	$1.11	$1.11

(1) The newly opened facilities not at full capacity for the 2020 period presented consist of facilities opened from 2018 through 2020 (one memory care facility). The newly opened facilities for the 2019 period presented consist of facilities opened from 2017 through 2019 (one skilled nursing facility, two assisted living facilities, and one memory care facility).

###